April 18, 2001 Mr. Gerald T. Aaron c/o 224 East Douglas Suite 700 Wichita, Kansas 67202 Dear Jerry: This letter shall clarify our understanding of certain provisions of the Change of Control Contract dated January 3, 2001 between the Company and you (the "Contract"). All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them in the Contract. The second paragraph of Section 2.2(c) of the Contract shall be clarified to confirm that the amount of cash per stock option paid to you should you elect the alternative to the Option Replacement under this paragraph shall be reduced by the full exercise price of each such option. In addition, Section 2.3 of the Contract shall be clarified to confirm that the Gross-up Payment shall be in an amount such that the net amount to be retained by you, reduced by any federal, state, and local taxes and determined after the calculation and deduction of any Excise Tax on the Base Payment and any federal, state, and local taxes and Excise Tax on the Gross-Up Payment, shall be equal to the Base Payment, reduced by any federal, state and local taxes. To confirm the understanding of the Company and you concerning the application of the Contract with regard to the two matters set forth above, kindly execute this letter in the space provided for your signature. Very truly yours, /s/ John D. White ----------------- John D. White Executive Vice President Agreed and Accepted: /s/ Gerald T. Aaron ---------------------- Gerald T. Aaron